UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report: October 12, 2006

SAIC, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33072	20-3562868
(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Campus Point Drive, San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 826-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 8.01.	Other Events.

On October 12, 2006, SAIC, Inc. (SAIC) issued a press release announcing that it has priced its initial public offering of 75,000,000 shares of common stock at $15.00 per share. In addition, the underwriters were granted the right to purchase up to an additional 11,250,000 shares of common stock to cover over-allotments, if any. SAIC’s common stock will trade on the New York Stock Exchange under the symbol “SAI.”

Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. are serving as joint book-running managers for the initial public offering. The offering is expected to close on or about October 17, 2006, and is subject to the satisfaction of customary closing conditions.

The Board of Directors of Science Applications International Corporation declared a special cash dividend, conditioned on closing of the initial public offering, of $15.00 per share of its class A common stock and $300.00 per share of its class B common stock, or an aggregate amount of approximately $2.45 billion, payable to its stockholders of record as of October 12, 2006.

Prior to the closing of the initial public offering, Science Applications International Corporation will become a wholly-owned subsidiary of SAIC pursuant to a reorganization merger, and the stockholders of Science Applications International Corporation will be entitled to receive shares of class A preferred stock of SAIC for their shares of common stock of Science Applications International Corporation.

A copy of the release is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press release issued by SAIC, Inc. on October 12, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SAIC, INC.

Date: October 12, 2006	By	/s/ DOUGLAS E. SCOTT
Douglas E. Scott
	Its:	Senior Vice President General Counsel and Secretary